Brown, Todd & Heyburn PLLC
3200 Providian Center
Louisville, KY 40202-3363




                                   September 23, 1997



Board of Directors
Strategia Corporation
10301 Linn Station Road
P.O. Box 37144
Louisville, Kentucky 40233-7144

     Re:  1988 Stock Option Plan--
          Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to Strategia Corporation, a Kentucky corporation (the "Company"), in connection with certain matters related to the Company's 1988 Stock Option Plan (the "Option Plan"). The Option Plan provides for grants of nonqualified stock options for shares of the Company's common stock ("Common Stock") from time to time upon and subject to the specific terms and
conditions set forth in the Option Plan.   The  number of shares
issuable upon the exercise of options granted under the Option Plan is equal to ten percent of the total number of shares of Common Stock outstanding from time to time, subject to adjustment upon the occurrence of certain events specified in the Option Plan. Options for up to 85% of the total shares available under the Option Plan may be granted to employees of the Company, and options for up to 15% of the available shares may be granted to nonemployee directors of the Company pursuant to a formula set forth in the Option Plan.

     A registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 466,681 shares of Common Stock that may be issued pursuant to the Option Plan, plus such indeterminate number of additional shares of Common Stock as may be issuable under the Option Plan to avoid dilution upon the occurrence of certain events specified therein, is expected to be filed with the Securities and Exchange Commission on or about September 23, 1997.

     We have examined and relied upon originals or copies, certified to our satisfaction, of such corporate records, documents, orders, certificates, statements of governmental officials and corporate officers and representatives, and other instruments as we have deemed relevant and necessary as the basis for our opinion.

     We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act of 1933, as amended. Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable under the Option Plan have been duly and validly authorized for issuance under the Option Plan, and when the shares are issued, delivered and paid for in accordance with the terms of the Option Plan, they will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  BROWN, TODD & HEYBURN PLLC



                              By:  /s/ Alan K. MacDonald
                                  Alan K. MacDonald, Member